Exhibit 99.1

Uranium Resources, Inc. to Begin Drilling in Historic Grants Mineral Belt

Hires Local Drilling Contractor in Ambrosia Lake

LEWISVILLE, Texas--(BUSINESS WIRE)--August 25, 2010--Uranium Resources, Inc. (NASDAQ: URRE) (“URI”) announced today that the Company expects to begin drilling on its Section 13 property in Ambrosia Lake in early September. Stewart Brothers Drilling Company of Milan, New Mexico, has been contracted by URI to conduct the drilling. The objective of the drilling activity is to evaluate the suitability of the property for in-situ recovery (“ISR”) mining.

“As part of our commitment to New Mexico, we intend to hire local businesses whenever possible. Stewart Brothers has expertise in the region’s geology, a reputation for quality work and experience in the Grants Mineral Belt,” said Don Ewigleben, President and Chief Executive Officer of URI.

URI received an exploration permit from the New Mexico Mining and Minerals Division in November 2008 to drill on Section 13. The permit, which was renewed in July 2010, allows URI to drill up to ten holes for the purpose of extracting core samples until November 2011.

“This drilling project is part of our strategy to advance to production in New Mexico where we have over 100 million pounds of in-place, mineralized uranium material. This project, combined with two recent rulings by the Tenth Circuit Court, represent considerable steps toward a strong future in uranium production for us, as well as the resurgence of the uranium industry in New Mexico,” commented Mr. Ewigleben.

In recent months the Tenth Circuit reached decisions that upheld URI’s Nuclear Regulatory Commission license and found the Company’s Section 8 property in Churchrock is not Indian Country. The opposing parties have the right to petition the Supreme Court for review on both decisions by mid-September.

In a region known as Ambrosia Lake, URI’s Section 13 property is located in McKinley County, approximately ten miles northeast of Grants. URI has approximately 2.4 million pounds of in-place, mineralized uranium material in the Ambrosia Lake district.

About Uranium Resources, Inc.

Uranium Resources Inc. explores for, develops and mines uranium. Since its incorporation in 1977, URI has produced over 8 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas where the Company currently has ISR mining projects. URI also has 183,000 acres of uranium mineral holdings and 101.4 million pounds of in-place mineralized uranium material in New Mexico and a NRC license to produce up to 1 million pounds of uranium per year. The Company acquired these properties over the past 20 years along with an extensive information database of historic mining logs and analysis. None of URI’s properties is currently in production.

URI’s strategy is to fully exploit its resource base in New Mexico and Texas, expand its asset base both within and outside of New Mexico and Texas, partner with larger mining companies that have undeveloped uranium or with junior mining companies that do not have the mining experience of URI, as well as provide restoration expertise to those that require the capability or lack the proficiency.

Uranium Resources routinely posts news and other information about the Company on its web site at www.uraniumresources.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company’s mineralized uranium materials, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, revenue, cash generation and profits are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price and long-term contract price of uranium, weather conditions, operating conditions at the Company’s mining projects, government regulation of the mining industry and the nuclear power industry, world-wide uranium supply and demand, availability of capital, timely receipt of mining and other permits from regulatory agents and other factors which are more fully described in the Company’s documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

CONTACT:
Investors:
Kei Advisors LLC
Deborah K. Pawlowski, 716-843-3908
dpawlowski@keiadvisors.com
or
James M. Culligan, 716-843-3874
jculligan@keiadvisors.com
or
Uranium Resources, Inc.
Media Contact:
April Wade, 505-440-9441
awade@uraniumresources.com
or
Company Contact:
Don Ewigleben, 972-219-3330
President and Chief Executive Officer